EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Pliant Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	1,000,000	$30.86	$30,860,000.00	0.00011020	$3,400.77

Equity(4)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,447,067	$30.86	$75,516,487.62	0.00011020	$8,321.92

Total Offering Amounts							$11,722.69

Total Fee Offsets							$—

Net Fee Due							$11,722.69

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Pliant Therapeutics, Inc.’s (the “Registrant”) common stock, par value $0.0001 per share (the “Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $30.86 per share, the average of the high and low prices of the Registrant’s Common Stock on March 2, 2023 as reported on the NASDAQ Global Select Market.

(3)	Represents shares of the Registrant’s Common Stock that may be issued under the Pliant Therapeutics, Inc. 2022 Inducement Plan.

(4)

Represents shares of the Registrant’s Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2020 Stock Option and Incentive Plan (the “2020 Plan”), on January 1, 2023 pursuant to an “evergreen” provision contained in the 2020 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2020 Plan automatically increases on January 1 of each year, starting on January 1, 2021 and continuing through the termination of the 2020 Plan by 5% of the total number of shares of the Registrant’s Common Stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares determined by the Registrant’s board of directors.